Exhibit 3.2

STATE OF DELAWARE CERTIFICATE OF CORRECTION

Alliance MMA, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.     The name of the corporation is Alliance MMA, Inc.

2.     That a Certificate of Incorporation of Alliance MMA, Inc., was filed by the Secretary of State of Delaware on February 12, 2015 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.     The inaccuracy or defect of said Certificate is contained in Article Fourth and relates to the number of shares of Preferred Stock stated in the Certificate wherein the Certificate states:

“the aggregate number of shares the corporation is authorized to issue is 50,000,000 shares consisting of $45,000,000 shares of common stock, $0.001 par value per share (“Common Stock”); and (ii) 5,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

4.     Article Fourth of the Certificate is corrected to read as follows:

 FOURTH: The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 50,000,000 shares, consisting of:

(i) 45,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”); and

(ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 4th Day of May, A.D. 2016.

By:	/s/ Joseph Gamberale
Name: Joseph Gamberale
Title: Director

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